EXHIBIT 99.1

RILEY INVESTMENT MANAGEMENT LLC
11100 Santa Monica Boulevard, Suite 810
Los Angeles, CA 90025

January 4, 2007

John D. Carreker, Jr.
Chairman and CEO
Carreker Corporation
4055 Valley View Lane, Suite 1000
Dallas, TX 75244

Dear Denny:

I wish to express my appreciation to the special committee of our board of directors for the fine job they have done in negotiating the merger agreement which provides for the acquisition of Carreker Corporation by CheckFree Corporation. I strongly support this acquisition and will be very pleased to see it completed.

When I joined the board in June of 2006 my stated goal was to seek value for the Carreker shareholders. While an acquisition, or this acquisition in particular, was not the only way that this goal could be accomplished, I was in favor of such a course of action. The signing of the CheckFree merger agreement, in very large part, satisfies the goals which led to my seeking a board seat. As a result, I have determined to resign my position as a Carreker board member, effective immediately, so that I can devote more attention to my positions as a board member for other public companies and to managing my investment activities. My resignation should not in any way be seen as a criticism of the merger or because of any disagreements with the Company, and I intend to vote all securities for which I have voting control in favor of the merger.

I wish you and Carreker Corporation success in completing the merger. As you know, I will be disclosing this resignation in an amendment to my Schedule 13D which I intend to file promptly.

Very truly yours,

/s/ Bryant R. Riley